EXHIBIT 10.1

JOINT VENTURE AGREEMENT

AMONG

SUNSI ENERGIES HONG KONG LIMITED

AND

ZIBO BAOYUN CHEMICAL PLANT

(the “shareholders”)

DATED THIS 18 DAY OF JUNE 2009

THIS JOINT VENTURE AGREEMENT ("Agreement") is entered into on this 18 day of June 2009

AMONG:

SUNSI ENGERGIES HONG KONG LIMTIED, a private company incorporated with limited  liability under the laws of the Hong Kong Special Administrative Region of the People's Republic of China having is registered office at 401 Jardine House, I Connaught Place, Central, Hong Kong ("SunSi")

AND:

Zibo Baoyun Chemical Plant, an enterprise established under the laws of Peoples Republic of China having its registered office at [CHINESE OMITTED] (name of legal representative: Song Yihua, title: General Manager, nationality: Chinese ("PRC Party")

("SunSi" and "PRC Party" are hereinafter referred to collectively as tile "Shareholders" and each Individually as a "Shareholder")

WHEREAS:

A.           The Shareholders wish to participate together in a joint venture for establishing the Company (as hereinafter defined) for the purpose of conducting the Business (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and intending to be legally bound, the parties herby agree as follows:

1.             DEFINED TERMS - INTERPRETATION

1.1           Definitions.

For purposes of this Agreement, unless the context otherwise requires, the terms defined In the recitals of this Agreement above or in the main body of this Agreement below shall have the meanings respectively specified therein and the following terms shall have the following meanings:

"Additional Contributions" means all financial contributions by the Shareholders or their Affiliates to the Company in addition to the initial Capital Contributions whether made by way of injection of capital or Shareholders Loans to the Company after the date of this Agreement;

"Affiliate" shall mean, with respect to a person, any other person that directly or indirectly controls, is  controlled by or is under common control with the fast person. For the purposes of this definition, "control" of a person shall mean the power, directly or indirectly, either to (i) vote a majority of the securities having ordinary voting power for the election of Directors or directors of such person or  (ii) direct or cause the direction of the management and policies of such person, whether by contract or otherwise;

"Agreement" means this Joint Venture Agreement, as amended, modified, supplemented or restated from time to time, as the context requires;

"Applicable Law" means all statutes, laws, common law rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to any of the parties to this Agreement.

"Assets" shall have the meaning specified in Clause 3.3;

"Board of Directors" means the board of Directors of the Company from time to time;

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in Hong Kong, or Shangdong, PRC (as the case may be) are authorized or required by law to be closed;

"Business" shall have the meaning specified in Clause 2.2;

"Chairman" means the Chairman of the Board of Directors from time to time;

"Closing" shall have the meaning specified in Clause 7.1;

"Company" shall have the meaning specified in Clause 2.1;

"Company Percentage" means, with respect to the PRC Party, the PRC Party's Company Percentage and, with respect to SunSi, the SunSi Company Percentage;

"Confidential information" shall have the meaning as specified in Clause 19.1;

"Deed of Adherence" means the deed of adherence pursuant to which a third party who becomes a Shareholder pursuant to the terms of this Agreement after the date hereof, shall agree to be bound by the provisions of this Agreement in form and substance satisfactory to SunSi and the Company;

"Directors" means the directors of the Company from time to time and each shall be a "Director";

"Financial Year" means the one year period starting on 1 January and ending on 31 December;

"Funding Shareholder" has the meaning specified in Clause4.4;

"Governmental Authority" shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers of functions, in each case to the extent the same has Jurisdiction over any of the parties to this Agreement;

"Hong Kong" shall mean the Hong Kong Special Administrative Region of the PRC;

"Initial Capital Contribution" Means the SunSi Initial Capital Contribution and the PRC Party Initial Capital Contribution;

"Interests" shall mean any percentage interest, securities, claims, title or other rights in the Company;

"Non-funding Shareholder" shall have the meaning specified in Clause4.4;

"Permitted Assignee" shall mean any party to which a Shareholder's Interest, in whole or in part, is Transferred in accordance with Clause 10;

"PRC" means the People's Republic of China, excluding Hong Kong and Macau;

"PRC Party Initial Capital Contribution" shall have the meaning specified in Clause 4.2;

"PRC Party's Company Percentage" shall mean the Company Percentage of the PRC Party as reflected in Exhibit A hereto and as modified from time to time pursuant to Clause 4.4;

"Shareholders" shall mean the any party who, at any time holds any equity interest in the Company and "Shareholder" shall mean either one of them; initially the Shareholders are SunSi and the PRC Party;

"SunSi Company Percentage" means the Company Percentage held by SunSi from time to time; "SunSi Initial Capital Contribution" shall have the meaning specified in Clause 4.1;

"Taxes" means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

"Third Party" shall mean, with respect to any Shareholder, any person that is not an Affiliate of either Shareholder; and

"Transfer" shall mean any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof The terms "Transferor",

"Transferee" "Transferred" and other forms of the word "Transfer" shall have correlative meanings.

1.2.           Interpretation

In this Agreement, a reference to:

1.2.1.       a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation.

(a)           which is controlled directly or indirectly by the first-mentioned company or corporation; more than half of the issued share capital of which is beneficially  owned, directly or indirectly, by the first-mentioned company or corporation; or

(b)           which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

1.2.2.       a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, workers' council or employee representative body (whether or not having separate legal personality);

1.2.3. "parties" means the parties to this Agreement and "party" shall mean any one of them.

Save where the context otherwise requires, references herein to any party to the Agreement shall include references to its successors and permitted assigns thereunder.

The Schedules form part of this Agreement and any reference to this Agreement includes the Schedules, In this Agreement, unless otherwise provided, any reference to an Article, Section or Schedule is a reference to an Article or Section of, or Schedule to, this Agreement.

The words "hereof", "herein", "hereunder", "hereinafter" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.             CORPORATE PURPOSE OF THE COMPANY

2.1.          The parties shall cooperate together to establish limited liability company as a sino-foreign joint venture under the laws of the PRC in Baoyung, Shangdong Province under the name of "Zibo Baoyuan Chemical Company Ltd." ([CHINESE OMITTED]) (the "Company"). The registered office of the Company locates at [CHINESE OMITTED]

2.2.          The Company shall engage in the production and sale of tricholorsilane, phosphorus trichloride, phosphorus oxychloride, silicon tetrachloride, and such other byproducts or additional products as may be produced; provision of technology consultancy and related services (the "Business").

2.3.          The Company may carry out any other commercial, industrial or financial activities that it may deem useful which are additional or ancillary to the Business.

2.4.          Nothing in this Agreement shall limit the Company from migrating to another jurisdiction or entering into a merger with an entity in another jurisdiction, provided that such migration or merger has been approved by the Board of Directors.

3.             FORMATION OF THE JOINT VENTURE

3.1.          The total amount of the investment in this joint venture shall be USD20,000,000.

3.2.          As soon as practicable, the parties shall cooperate together to cause the Company to be formed as a sino-foreign joint venture enterprise. The registered capital of the Company shall initially be USD9,600,000 (or other amount to be determined by authorities or the parties. The Shareholders shall inject the registered capital of the Company as required under Clause 4.1.

3.3.          The PRC Party shall cause and procure all of its assets and business to be transferred and assigned to the Company including:

3.3.1.       all land use rights,

3.3.2.       all plant and factory

3.3.3.        all vehicles, equipment, machinery, furniture and fixtures;

3.3.4.        all raw materials, work in progress, finished product, inventory, supplies;

3.3.5.        all contracts, accounts receivables,

3.3.6.        all employees;

3.3.7.        all licenses, leases, permits and authorizations presently issued in connection with the operation of all or any par of the Business as it is presently being operated;

3.3.8.        all warranties, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Business;

3.3.9.        all other intangibles associated with the Business, including, without limitation, goodwill, all logos, designs, trade names, trademarks related to the Business,

3.3.10.      all telephone exchange numbers specifically dedicated and identified with the Business;

3.3.11.      all books and records, accounting vouchers, customer and supplier files, customer and supplier lists and customer marketing information relating to the Business;

3.3.12.     all plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Property;

3.3.13.      all licenses and permits currently used and as are necessary to operate the business currently operated by the PRC Party and any and all other assets used in the business of the PRC Party (the "Assets").

3.4.          PRC Party shall cause the Directors to be appointed in accordance with Clause 13.2. The PRC Party shall cause the General Manager and legal representative (who shall be the Chairman) to be appointed in accordance with Clause 13.3.

4.             INITIAL CAPITAL CONTRIBUTIONS

4.1.          SunSi shall subscribe for and acquire such a 90% interest in the Company for the aggregate capital contribution of USD8,640,000 (the "SunSi Initial Capital Contribution ") to be paid as follows:

4.1.1.        USD5,184,000 within six (6) months after Closing; and

4.1.2.        USD3,456,000 within twelve (12) months after Closing.

4.2.          The PRC Party shall acquire a 10% interest in the Company for the capital contribution of USD9,600,000 (the "PRC Party Initial Capital Contribution") when required to do so by the relevant government authorities.

4.3.          If the Board of Directors determines that the Company requires additional funds for its operations, the Shareholders shall provide such funds as Additional Contributions to the Company, pro rata in proportion to their respective Company Percentages. Such Additional Contribution shall be made by way of additional capital Injections.

4.4.          Should either Shareholder (the "Non-funding Shareholder") fail to fund or delay in funding such Additional Contribution as and when required, the other Shareholder (the "Funding Shareholder") may provide to the Company the amounts not funded by the Non-funding Shareholder as Additional Capital Contribution, in which case (i) the Company Percentage of the Non-funding Shareholder shall be subject to dilution at a multiple of up to 2:1 and (ii) the Non-funding Shareholder shall be liable to pay an interest to the Funding Shareholder at such rate of interest not exceeding 10% per annum on the principal amount so funded by the Funding Shareholder from the date of funding to the date of payment of such interest.

5.             OBLIGATIONS OF THE PRC PARTY

5.1.          The PRC Party shall be responsible for the following:

5.1.1.       handling applications for approval, registration, business license and other matters concerning the establishment of the Company to relevant authorities in PRC;

5.1.2.       procuring the signing of a 30-year land lease contract between the Company and Shangzhuang Village for 100mu of land in Shangzhuang Village on which the Company may construct its workshop and manufacturing facilities capable of production of tricholorsilane, phosphorus trichloride, phosphorus oxychloride, and silicon tetrachloride;

5.1.3.       organizing the design and construction of the workshop and other construction facilities of the Company;

5.1.4.       assisting the Company in purchasing or leasing equipment, material, raw materials, articles for office use, means of transportation and communication facilities etc.;

5.1.5.       assisting the Company in contacting and settling the infrastructure facilities such as water, electricity, transportation etc.;

5.1.6.       assisting the Company in recruiting management personnel, technical personnel, workers and other personnel as needed:

5.1.7.       assisting foreign workers and staff in applying for entry visas, work permits and handling their travel procedures; and

5.1.8.       handling any and all other matters relating to the establishment of the Company as a going concern as requested by SunSi.

6.             CONDITIONS PRECEDENT

6.1           SunSi's obligations to make the SunSi Initial Contribution and to acquire a 90% interest in the Company in accordance with Clause 4.1 are subject to and conditioned upon the satisfaction or waiver of following conditions precedent:

6.1.1.       the conduct of a due diligence exercise by SunSi on the business and Assets to the sole satisfaction of SunSi;

6.1.2.       the establishment of the Company in accordance with the terms of this Agreement and all applicable PRC laws and regulations within 30 days from the date of this Agreement and Sunsi has provided the documents necessary for application for approval of the Joint Venture;

6.1.3.       the transfer of all the Assets by the PRC Party to the Company in accordance with the terms of this Agreement and all applicable laws in the PRC to the sole satisfaction of SunSi;

6.1.4.       the approval of this transaction by the legal representative of the PRC Party;

6.1.5.       the approval of the transfer of Assets by the legal representative of the PRC Party;

6.1.6.       the approval of this transaction by the board of directors and shareholders of SunSi;

6.1.7.       the lease or land use rights to the land "cheng bao" as described in Clause 5.1.2 being granted to the Company for a period of 30 years for the initial total "cheng bao fee" of 150,000 RMB per year which "cheng bao fee" maybe adjusted by the Government Authorities according to the Consumer Price Index from time to time ;

6.1.8.       the receipt of all required approvals, consents, licenses and authorizations of state, federal and foreign (e.g., PRC government) regulatory authorities for the formation of Company, the transfer of the Assets and business to by the PRC Party to the Company;

6.1.9.       the receipt of all required consents of third parties, if any;

6.1.10.     all the representations and warranties of the PRC Party remaining true and accurate in all material respects;

6.1.11.     the absence of any material adverse change in the Company or the business operated by it, except as contemplated in this Agreement;

6.1.12.     the absence of any governmental action or proceeding prohibiting or enjoining the transaction; and

6.1.13.     the preparation of a finalize audit of the PRC Party to the sole satisfaction of SunSi under US GAAP (if required).

6.2.          If any of the conditions precedent set forth above have not been fulfilled to SunSi's sole satisfaction or waived by SunSi, at its sole discretion within 90 days of the date of this Agreement, SunSi shall. have the right to:

6.2.1.       transfer the SunSi Company Percentage to the PRC Party; or

6.2.2.       extend the time for the fulfillment of the conditions to a time determined by SunSi, at its sole discretion; or

6.2.3.       proceed to Closing on such terms and conditions as SunSi may determine at its sole discretion.

7.             CLOSING

7.1           The closing of the transactions contemplated in this Agreement (the "Closing") shall take place within 15 days after the satisfaction or waiver of all the conditions precedent set forth in Clause 6.1 or on such other date agreed upon by the parties hereto (the "Closing Date").

7.2.          The Closing shall be held on the Closing Date at the offices of Messrs. Boughton Peterson Yang Anderson at 409 Jardine House, I Connaught Place, Central, Hong Kong, or at such other location agreed upon by the parties hereto.

7.3.          If the Conditions Precedent set forth in Clause 6.1 have not been fulfilled to SunSi's sole satisfaction on or before the Closing Date, SunSi shall have the right to terminate this Agreement and upon such termination, no party shall have any further right or obligation hereunder.

8.             PRC PARTY'S DELIVERIES ON CLOSING

8.1.          The PRC Party shall deliver the following documents at Closing:

8.1.1.       documentary proof of its acquisition of a 10% interest in the Company if not already provided;

8.1.2.       such other assignments, instruments of transfer, and other documents as SunSi may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by the PRC Party with the covenants, agreements, representations and warranties made by it hereunder;

8.1.3.       documentary evidence satisfactory to SunSi to show that all transfer tax returns, if any, which are required by law and the regulations issued pursuant thereto in connection with the payment of all Taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the PRC Party, if any;

8.1.4.       formal written opinion of PRC counsel acting for Sunsi dated as of the Closing Date that the Assets have been transferred to the Company in accordance with all applicable PRC laws and regulations, that the Company has good and valid title to the Assets free and clear or encumbrances or claims of any nature whatsoever;

8.1.5.       In relation to the Company the Memorandum and Articles of Association, the certificate of incorporation, common seal, register of members, register of directors, register of directors, register of shareholdings, register of charges, all other requisite registers, minutes of directors and shareholders' meetings in proper order and condition and fully entered up to Closing;

8.1.6.       signed resolutions and/or minutes of the directors of the Company resolving the following:

(a)           the acquisition by SunSi of a 90% interest in the Company and the registration of SunSi as a member of the Company; and

(b)           the appointment of directors and other officers of the Company and the legal representative that have been nominated in writing for that purpose by SunSi and who have consented in writing to such appointment.

9.             SUNSI'S DELIVERIES AT CLOSING

9.1.          SunSi shall deliver or shall cause to be delivered the following at Closing a certified true copy of the board resolutions of SunSi approving this Agreement and the transactions contemplated herein.

10.           TRANSFER OF INTERESTS

10.1         A Shareholder (the "Transferring Party") may not Transfer all or any portion of or all of its Interests to a third party, unless:

10.1.1.     with the prior written consent of the other Shareholder (the "Non-Transferring Party"); and

10.1.2.     with the consent of the relevant Governmental Authorities; or

10.1.3.     the Transferring Party has complied with the provisions of Clause 10.5 below and the Non-Transferring Party has failed to serve the Exercise Notice (as defined in Clause 10.5) in accordance with Clause 10.5; and

10.1.4.     the price and terms offered to such third party by the Transferring Party shall not be more favorable than those offered to the Non-Transferring Party pursuant to Clause 10.5 below in respect of such Interest being offered for sale.

10.2.        Each proposed Transferee of Interests who is not already a party to this Agreement shall, as a condition precedent to such Transfer, execute a Deed of Adherence and execute such further documents as may be necessary, in the opinion of the Company, to make it a party hereto. Provided that the proposed Transferee of Interests delivers a duly executed Deed of Adherence, such Transferee shall be entitled to all the rights and remedies available to any original party of this Agreement, including but not limited to the right to enforce this Agreement against SunSi and the PRC Party as if it were an original signatory thereto.

10.3.        Any purported Transfer of Interests other than in accordance with this Agreement by any Shareholder shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

10.4.        Notwithstanding the foregoing, in no event shall a Permitted Assignee have any more rights under this Agreement than an original signatory to this Agreement

10.5.        If the Transferring Party receives an offer from any third party (the "Buyer") to purchase any or all of its Interest in the Company which it is prepared to accept, it shall first inform the Company of its intention to accept such offer by a notice in writing (the "Transfer Notice"). The Transfer Notice shall contain the identity of the Buyer, the portion of the interest proposed to be sold (the "Sale interest"), the terms and conditions of the proposed sale and any other information which may be relevant to the Non-Transferring Party's decision on the exercise of the right of first refusal. The Transfer Notice shall not be revocable except with the unanimous agreement of the Board of Directors of the Company. Within 1 4 Business Days of the receipt of the Transfer Notice (the "Exercise Period"), the Non-Transferring Party may exercise its right of first refusal by agreeing to purchase the Sale Interest by issuing a written notice of exercise (the "Exercise Notice"). Upon the issue of the Exercise Notice, the Non-Transferring Party shall be bound to purchase the Sale Interest From the Transferring Party which shall be bound to sell and transfer the Sale Interest to the Non-Transferring Party. The sale and purchase shall be completed at a place and time to be appointed by the Board of Directors of the Company. If the Non-Transferring Party fail to issue the Exercise Notice within the Exercise Period, the Transferring Party shall then be permitted to transfer the Sale Interest to the Buyer on a bona fide sale upon price and terms which shall not be more favorable than those offered to the Non-Transferring Party pursuant to this Clause.

11.           SHAREHOLDERS' MATTERS AND VOTING RIGHTS

1l.1.         SunSi and the PRC Party shall vote their respective Company Percentage (as the case may be at a general meeting of shareholders, in a written resolution and/or as otherwise required or permitted under Applicable Laws) in accordance with the Company Percentage respectively held by them.

11.2.        The Shareholders hereby agree to exercise their voting rights and to instruct their respective representatives to exercise their voting rights, in a manner consistent with all of their respective obligations under, and in accordance with the applicable provisions of, this Agreement.

11.3.        The Shareholders shall be entitled to receive copies of all minutes of general meetings of the shareholders and written resolutions of the shareholders.

12.           DISTRIBUTIONS AND LIQUIDATION WATERFALL

12.1.         Except as otherwise specifically required in this Clause 12, distributions shall be made to the Shareholders in accordance with their respective Company Percentages.

12.2.        All net profits after tax payable to the PRC government available for distribution shall be made: (i) first, to the reserve funds as stipulated in the memorandum and articles of association of the Company, staff funds and development funds of the Company respectively, the amount of distribution to each of the items shall be solely determined by the Board of Directors , (ii) second as dividends or distributions of Net Proceeds to SunSi and the PRC Party in accordance with their respective Company Percentages.

13.           MANAGEMENT

13.1         The Company shall be managed by not more than five (5) Directors (which do not need to be Shareholders) unless otherwise agreed by the parties in writing. The term of directorship shall be four (4) years.

13.2.        SunSi shall be entitled to appoint four (4) Directors and the PRC Party shall be entitled to appoint one (1) Director. When Sunsi has invested up to USD 5,184.000, Sunsi's Director shall be entitled to participate on the board of Directors.

13.3.       The Company shall be managed by the legal representative (who shall also be the Chairman) and the General Manager. SunSi shall be entitled to appoint the legal representative (who shall also be the Chairman). The General Manager shall be appointed by the Board of Directors.

13.4.        The Board of Directors shall meet upon call by the Chairman, or one (1) Director. at the place indicated in the notice of meeting. The Chairman shall preside at all meeting of the Board of Directors, but in his absence, the Board of Directors may appoint another Director as chairman pro tempore by vote of the majority present at any such meeting.

13.5.        Written notice of any meeting of the Board of Directors must be given to the Directors at least twenty-four hours in advance of the date foreseen for the meeting, except in case of emergency, in which ease the nature and the motives of the emergency shall he mentioned in the notice. This notice may be omitted in case of assent of each Director in writing, by cable, telegram, telex or facsimile, or any other similar means of communication. A special convocation will not he required for a board meeting to be held at a time and location determined in a prior resolution adopted by the Board of Directors.

13.6.        The Directors shall hold each year at least two (2) meetings of the Board of Directors it being understood that, to the extent reasonably practicable, attendance in person by video conference or conference call of each Director will be required at such board meetings. The quorum necessary for the transaction of business at a meeting shall be three (3) Directors. The quorum must be present at all times during the meeting. No action may be taken by the Board of Directors unless there is a quorum present and such action is resolved by the majority of Directors present.

13.7.        The Director appointed by the PRC Party shall be the vice-chairman. It may also choose, by simple majority vote, a secretary, who need not be a Director, who shall be responsible for keeping the minutes of the meetings of the Board of Directors.

13.8.        In dealings with third parties, the Board of Directors has the power to act in the name of the Company in all circumstances and to authorize all transactions consistent with the best interest of the Company and the Business.

13.9.        Any Director may act at any meeting of the Board of Directors by appointing in writing or by cable, telegram, facsimile or electronic mail another Director as his proxy. A Director may represent more than one of his fellow Directors.

13.10.      Any Director may participate in any meeting of the Board of Directors by conference-call, telephone, video conference or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting, Decisions shall be taken by a majority of votes of the Directors present or represented at such meeting.

13.11.      The minutes of any meeting of the Board of Directors shall be signed by all Chairman attending

13.12.      The Board of Directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by cable, telegram, telex, facsimile, electronic nail, or any other similar means of communication, to be confirmed in writing.

13.13.      The Directors shall be entitled to receive copies of all minutes of meetings of the Board of Directors and written resolutions of the Board of Directors.

13.14.      The management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in the Board of Directors, and the Board of Directors shall exercise all powers necessary and Convenient for the purposes Of, the Company, on behalf and in the name of the Company, in accordance with this Agreement and all applicable laws and regulations of the PRC.

13.15.      The death or resignation of a Director, for any reason whatsoever, shall not cause the dissolution of the Company.

13.16.      The Director(s) do not assume, by reason of its/their position, any personal liability in relation to commitments regularly made by them in the name of the Company, They are authorized agents only and are therefore merely responsible for the execution of their mandate.

13.17.      Except as otherwise provided herein, no Shareholder shall have the right to, and no Shareholder shall, take part in the management or affairs of the Company, nor in any event shall any Shareholder have the power to act or bind the Company.

13.18.      The Board of Directors has the power to determine any borrowings by the Company from the Company's banker(s) in the ordinary course of business and for purpose of securing the indebtedness to the Company's banker(s) of such borrowings to create any charge, lien or encumbrance over the Company's undertaking, property or assets in the ordinary course of business provided that any borrowings exceeding USD25,000 in the aggregate shall be deemed to be out of the ordinary course of business.

13.19.      The Board of Directors shall determine the general policy of the Company including the scope of activities, operations and business of the Company.

13.20.      The Company shall have one (1) General Manager who shall be appointed by the Board of Directors under such terms and conditions as the Board of Directors may at its absolute discretion think fit.

13.21.      The Company shall have one vice-General Manager who shall be appointed by the Board of Directors under such terms and conditions as the Board of Directors may at its absolute discretion think ft.

13.22.      Other members of senior management may be appointed by the Board of Directors upon such terms and conditions as the Board of Directors may at its absolute discretion think fit.

13.23.     The Board of Directors shall have the power to determine all matters in relation to the management, wages, benefits, labor insurance of the employees of the Company in accordance with PRC laws and regulations.

14.          COVENANTS

14.1.        No Shareholder shall take, or cause to be taken, any action that would result in any Shareholders having any personal liability for the obligations of the Company. The Shareholders shall be under a duty as described herein to conduct the affairs of the Company in the best interests of the Company and of the Shareholders including the safekeeping and use of all Company funds and assets and the use thereof for the exclusive ben eft of the Company.

15.          ACCOUNTING, INFORMATION AND REPORTING

15.1.        SunSi shall be responsible for all accounting and income tax reporting related to this Agreement in accordance with Generally Accepted Accounting Principles in the United States and shell provide the PRC Party with copies of financial reports relating to the Company.

15.2.        Each of the Shareholders shall be entitled to examine the books, corporate records and accounts to be kept by the Company and to be supplied with all information, including information to be obtained from outside advisers to the Company, in such form as a party may reasonably require to keep it properly informed shout the business and affairs of the Company, including without limitation the Company's holdings in its subsidiary/subsidiaries, and generally to protect its interests as Shareholder.

15.3.        The Company shall supply each of the Shareholders with copies of annual accounts and, if any, consolidated accounts of the Company within six (6) months of the end of the Financial Year, and any and all other reports required by the Shareholders.

16.          REPRESENTATIONS AND WARRANTIES OF THE PRC PARTY

16.1.       The PRC Party represents and warrants to SunSi that:

16.1.1.     it has the power and authority to enter into this Agreement, and to perform its obligations hereunder and consummate the transactions contemplated hereby;

16.1.2.     the execution and delivery by it, and compliance with this Agreement by it, does not conflict with, or constitute a default under, any instruments governing it, any law, regulation or order, or any agreement to which it is a party or by which it is bound;

16.1.3      this Agreement has been duly authorized, executed and delivered by it, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

16.1.4.     the Company has been only incorporated as a sino-foreign joint venture enterprise in accordance with all applicable PRC laws and regulations;

16.1.5.     the Company licenses, permits, consents and authorizations to conduct the Business in accordance with all applicable PRO laws and regulations;

16.1.6.     it owns the Assets free and clear of all hens, claims or other encumbrances;

16.1.7.     the transfer of the Assets by it to the Company is legal, valid and enforceable and after such transfer no person shall have a claim against the Assets which is superior to that of the Company;

16.1.8.     the transfer of the Assets shah have been duly approved by the PRC Party, its shareholders, directors and officers, including its legal representative;

16.1.9.     all consents, approvals, permissions and other authorization for the transfer of the Assets by the PRC Party to the Company shall prior to Closing have been duly obtained and all such consents, approvals, permissions and other authorization are valid and will not be invalidated or withdrawn due to the passage of time or other circumstances;

16.1.10.   the transfer of the Assets by the PRC Party and the PRC Party's execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, will not (i)conflict with or result in any violation of the organizational documents of the PRC Party, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which either of the PRC Party is a party, (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to the assets or properties of the PRC Party or (iv) result in the creation or imposition of any lien or encumbrance on the Assets or any portion thereof;

16.1.1l.    there are no actions, suits or proceedings pending, or threatened in writing, against or affecting the PRC Party or the Assets in any court or before or by an arbitration tribunal or regulatory or governmental commission, department or agency;

16.1.12.   the PRC Party has not received any written notice from a Governmental Authority of any investigation with respect to the PRC Party, the Business or the Assets which, to PRC Party's knowledge, remains ongoing;

16.1.13.   all tax returns, reports declarations, claims for refunds, or information return or statement or other form relating to Taxes affecting the Business or the PRC Party, through the Closing Date, including any schedule or attachment thereto, and including any amendment thereof required to be filed by the PRC Party have been or will be accurately prepared and have been or will be duly executed and timely fled in accordance with applicable law, and any and all Taxes attributable to such period for which the PRC Party may be held liable have been or will be paid in full or accrued within the prescribed period or any extension thereof. All Taxes attributable to such period required to be withheld by the PRC Party, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons, have been or will be collected and withheld, and have been or will be either paid to the respective Governmental Authority, set aside in accounts for such purpose, or accrued; reserved against and entered upon the books and records of the PRC Party;

16.1.14.   no tax liens have been fled, issued or recorded on or against the Assets or the Business; and

16.1.15.   no insolvency proceeding of any character (including bankruptcy, receivership reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to the PRC Party is being threatened against any it by any Person.

16.2.       The representations and warranties made by the PRC Party herein are deemed to be valid up to the Closing Date.

17.          REPRESENTATIONS AND WARRANTIES OF SUNSI

17.1.        SunSi reps events and warrants to the PRC Party that.

17.1.1.     SunSi has the power and authority to enter into this Agreement, and to perform its obligations hereunder and consummate the transactions contemplated hereby;

17.1.2.     the execution and delivery by SunSi, and compliance with this Agreement by it, does not conflict with, or constitute a default under, any Instruments governing SunSi, any law, regulation or order, or any agreement to which it is a party or by which it is bound; and

17.1 .3.    this Agreement has been duly authorized, executed and delivered by SunSi, and constitutes a legal, valid and binding obligation of SunSi, enforceable against SunSi in accordance with Its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws a fleeting the enforcement of creditors' rights generally and by general equitable principles.

18.           DEFAULT

18.1.        The following shall be events of default ("Events of Default") in respect of a Shareholder (the "Defaulting Shareholder(s)"):

18.1.1.     the Shareholder commits any material breach of o omits to observe any of its undertakings or obligations in a material respect under this Agreement and if any such breach or omission is capable of remedy, the same shall not have been fully remedied within 30 Business Days of the Shareholder being notified of such breach or omission or the Shareholder fails to have taken substantive steps to remedy such breach or omission if such breach or omission requires more than 30 days to remedy (excluding the failure or delay in providing Additional Capital Contribution in accordance with Clause 4.3); or

18.1.2.     a creditor attaches, arrests, seizes or takes possession of, ca a distress, execution, sequestration or other process is levied, executed or enforced upon or sued out against, the whole co ally part of the business, undertaking, properties, assets, rights or revenues of the Shareholder and such attachment, arrest, seizure, possession, distress, execution, sequestration or process is not contested on valid grounds, released, lifted, discharged or discontinued within 4 days; or

18.1.3.     the Shareholder stops or suspends payment of its just and uncontested debts or is unable or admits inability to pay its debts as they fall due or begins negotiations with one or more of its creditors with a view to a general or partial reconstruction, readjustment or rescheduling of all or part of its debts or proposes or enters into any compromise, composition or other arrangement for the benefit of its creditors generally or any class of its creditors or any proceedings arc commenced in relation to the Shareholder under any law, enactment, regulation or procedure relating to reconstruction, readjustment or rescheduling of debts; or

18.1.4.     the Shareholder or any other person takes any action or any legal proceedings are started or other steps taken for (i) the winding-up, liquidation or dissolution of the Shareholder, or (ii) the appointment Of a liquidator, trustee, receiver, receiver manager, administrator, administrative receiver or similar officer of the Shareholder or of the whole or any part of the Shareholder's business, undertaking, properties, assets, rights or revenues; or

18.1.5.     the Shareholder suspends or ceases or threatens to suspend or cease to carry on its business or a material part thereof; or

18.1.6.     the Shareholder transfers or disposes of or proposes or threatens to transfer or dispose of the whole or a substantial part of the Shareholder's assets.

18.2.        Upon the occurrence of, or prospective occurrence of, an Event of Default any Shareholder(s) not in default (the "Non-defaulting Shareholder(s)") may serve a written notice (a "Default Notice") on the Company which Default Notice shall include a detailed description of the facts constituting the Event of Default, including the dates of such Event of Default and he provisions of Clauses 18.3 to 18.7 shall apply.

18.3.        Within five (5) Business Days after the receipt of a Default Notice from a Non-defaulting Shareholder the Company shall forward the Default Notice to all the Shareholders.

18.4.       The Company shall, within three (3) Business Days after the receipt of the Default Notice select and instruct a firm of independent public accountants, which shall be one of the reputable accounting firms based in 1-long Kong to certify, in writing within 60 days of the receipt of instructions from the Company the sum which, in their opinion, is the "fair value" of the Company as a going concern as at the time immediately before the Event of Default occurred (the "Certification"). Such firm of accountants shall act as experts and not as arbitrators and the Certification shall, in the absence of fraud or manifest error, be final, conclusive and binding on the Company and all Shareholders. The cost of obtaining the Certification shall be borne by the Company, The Company shall forward a copy of the Certification to all the Shareholders promptly after receiving the same from the accountants.

18.5.       The Non-Defaulting Shareholders may (but are not obligated to) require the Defaulting Shareholder to sell all but only part of its Interest in the Company to the Non-defaulting Shareholder by sending a written notice to the Company (the "Call Notice") within seven (7) Business Days after receipt of the Certification (the "Call Period") at the Certified Fair Value multiplied by the Company Percentage of the Defaulting Shareholder. The right of the Non-defaulting Shareholder under this Clause 18.5shall be in addition to and without prejudice to any of its other rights or remedies under this Agreement or at law against the Defaulting Shareholder in respect of such default. If the Non-defaulting Shareholder fails to deliver the Call Notice to the Company within such seven (7) Business Days period, the Non-defaulting Shareholder shall be deemed to have waived its right to purchase the Interest of the Defaulting Shareholder and shall be deemed to have irrevocably offered to sell all of its interests in the Company to the Defaulting Shareholder at the Certified Fair Value multiplied by the Company Percentage of the Non-defaulting Shareholder. If the Non-defaulting Shareholder does not deliver the Call Notice within the Call Period, the Defaulting Shareholder shall be bound to purchase all (but not some only) of the Interests of the Non-defaulting Shareholder at the Certified Fair Value multiplied by the Company Percentage of the Non-defaulting Shareholder.

18.6.        The completion of any sale and purchase under Clause 18.5 shall be held within thirty (30) Business Days after the Non-Defaulting Shareholder issues the Call Notice where a Call Notice is issued during the Call Period or thirty (30) Business Days of the end of the Call Period if no Call Notice is issued (as applicable) or at such other time and place as the parties to the transaction may agree upon. At such closing, the selling Shareholder must upon receipt of the purchase price by bankers draft or wire transfer deliver to the purchasing Shareholder the share certificates of his Interest, an executed instrument of transfer and bought and sold notes of such Interest. The selling Shareholder shall be deemed to represent and warrant to the purchasing Shareholder that the relevant Interest shall be free and clear of any encumbrances and that it is the legal and beneficial owner of the relevant Interest or otherwise has full authority to sell, transfer and assign such Interest as provided herein.

18.7.        Each Shareholder, by way of security for the performance of his obligations under this Clause 18, hereby irrevocably appoints the Company individually to be its attorney, with full power of substitution, and in the name and on behalf and as the act or deed of the Shareholder or otherwise, without any reference to or consent from the Shareholder, to sign, seal, deliver, execute, perfect and do all deeds, instruments, documents, acts and things as may be required or considered expedient by the Company to fully carry out the effect of this Clause 18. The Shareholders hereby ratify and confirm and agree to ratify and confirm any deed, instrument, document, act and thing which such attorney may have lawfully executed or done.

19.           CONFIDENTIALITY

19.1         Save and except as provided in Clauses 19.2, 19.3 and 19.4 below, each of the parties undertakes to refrain From disclosing (a) the existence, nature or terns of this Agreement and/or the terms of the transactions referred to herein, or (b) the confidential documents and information exchanged by the parties in furtherance of the actions contemplated by this Agreement (hereinafter collectively referred to as "Confidential Information"), without the prior consent from the other parties unless such disclosure is required by applicable law.

19.2.       The parties hereby acknowledge that SunSi is a subsidiary of a public company and may be required by applicable law to file this Agreement with and make other disclosures to the relevant government authority in due course and such disclosure by SunSi is permitted under this Clause 19.

19.3.        Nothing in this Clause 19 shall apply to any part of the Confidential Information which comes into the public domain, or become known to the parties, its affiliates and advisors prior to this Agreement for any reason except the failure of any party to comply with this Clause 19.

19.4.        Nothing in this Clause 19 shall prevent the parties from disclosing the Confidential Information to its consultants, attorneys, lender, representatives and advisors or from disclosing the Confidential Information to potential sources of financing provided all such persons shall observe the city of confidentiality under this Clause 19.

20.           DISSOLUTION-WINDING-UP-FINAL DISTRIBUTIONS

The Company shall be dissolved, and its affairs shall be wound up in accordance with the applicable laws and regulations of the PRC laws and regulations including but not limited to Articles 89 to 96 of the Regulations for Implementation of the Sino foreign Joint Venture Law is may be amended from time to time.

21.          MISCELLANEOUS PROVISIONS

21.1         The PRC Party may not assign any of its rights or benefits under this Agreement without SunSi's written consent, provided that SunSi will not unreasonably withhold consent to the assignment of the PRC Party's rights or benefits under this Agreement to another limited liability company or other entity which is 1 00% owned (directly) and control led (directly) by the PRC Party.

21.2.       Any notice to SunSi or the PRC Party shall be delivered to the address of such person specified hereafter or such other mailing address which such person shall advise the other parties in writing. Any notice shall be deemed to have been duly given (i) on the date of delivery, if personally delivered, delivered by facsimile transmission or delivered by electronic mail (which is confirmed with a copy sent by other means), or (ii) on the fifth (5) Business Day following the date of sending, if sent by registered or certified mail or internationally recognized overnight courier.

To SunSi:

Address:                45 Main Street, Suite 309. Brooklyn, New York, 11201
Telephone:             646-205-0291
Facsimile:                646-205-0292
Attention:               Me. Richard St-Julien

To PRC Party:

Address:                [CHINESE OMITTED]
Telephone:             0086-5333951399
Facsimile:               0086-5333951399
Attention:              [CHINESE OMITTED]

21.3.        As far as this is allowed under any Applicable Law, both English and Chinese languages shall be the prevailing language in any notification or communication pursuant to the Agreement.

21.4.        The Agreement shall be governed by and construed in accordance with the laws of the PRC.

21.5.        The Agreement is executed in both Chinese and English Languages of which have equal weight.

22.          DISPUTE RESOLUTION

22.1.        Any claim or dispute arising out of, in connection with or relating to this Agreement, including any question concerning its existence, validity, termination or interpretation, shall initially be settled by negotiation or mediation, through the Board or otherwise, failing which such dispute shall be fully and finally settled under and resolved by binding and mandatory arbitration to be conducted in accordance with and under the PRC arbitration rules of the Beijing International Arbitration Centre then in effect. Such arbitration shall be the sole and exclusive means and procedure to finally settle any such claims or dispute, except as provided such rules.

22.2.        Notwithstanding any other law, rule or regulation to the contrary, the Parties agree that the arbitration clause as contained herein will be interpreted and construed as a presently effective and enforceable written agreement to arbitrate, and must be given effect as such, The parties hereby expressly waive any right that they may have to require the exhaustion of local administrative, judicial or alternative dispute resolution remedies as a condition of any interim remedy proceeding being brought or commenced under this Agreement.

22.3.        It is the parties' express intent that any award made hereunder ("Award") be final and binding in all respects, and the parties agree to carry out the resulting Award without delay.  In addition, the parties hereto waive any rights to appeal Inc arbitral Award made In accordance with the provisions of this Clause, and this provision shall be construed as an exclusion agreement to the fullest extent permitted by applicable law.

22.4.        The parties agree that any Award rendered in any arbitration conducted pursuant to this Agreement, as well as all communications, pleadings, writings and proceedings in connection therewith, will be treated in the strictest of confidence, and no aspect thereof is to he disclosed to anyone not a party to this Agreement without the express written consent of both parties.

22.5.        This Agreement shall Constitute the entire and sole agreement between the Shareholders on the provisions covered by it As a result, it replaces and cancels any contract, agreement exchange of letters or oral agreement on the same subject between the Shareholders prior to the date hereof. This Agreement may only be amended or modified by a written, document executed by all the Shareholders. In the event of any conflict between the provisions of this Agreement and the organizational documents of the Company the provisions of this Agreement shall prevail.

22.6.        In the event that one or more of the provisions of this Agreement is rendered in any way void, illegal or inapplicable by virtue of any Applicable Law, the validity, legality or applicability of the other provisions of the Agreement shall not be in any way affected or impaired and shall remain in full force and effect.

22.7.        The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

22.9.        This Agreement may be executed by the parties hereto separately in any number of counterparts (including by facsimile copy); each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the sane instrument.

[SIGNATURE PAGES TO FOLLOW]

In witness whereof, the parties have duly executed this Agreement, as of the 18 day of June 2009

SUNSI ENERGIES HONG KONG LIMTIED:

By	/s/ Michel G. Laporte
Name: Michel G. Laporte
Title: President

Zibo Baoyun Chemical Plant

By	/s/ Song Yihua
Name: Song Yihua
Title:

EXHIBIT A

COMPANY PERCENTAGES

Shareholder	Company Percentage
SUNSI	90%
PRC Party	10%